SUB-ADVISORY AGREEMENT

FRANKLIN TEMPLETON ETF TRUST

On behalf of

FRANKLIN BSP CLO ETF

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of January 24, 2026, is made between FRANKLIN ADVISERS, INC., a California corporation (“FAV”), and BSP NY LLC, a Delaware limited liability company (“Sub-Adviser”).

WITNESSETH

WHEREAS, FAV and Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, FAV, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment advisory, management and administrative services to Franklin BSP CLO ETF (the “Fund”), a series of Franklin Templeton ETF Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, FAV desires to retain Sub-Adviser to render certain investment advisory, research, advice, management, supervision and other related services to the Fund pursuant to the terms and provisions of this Agreement, and Sub-Adviser is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

 1. FAV hereby retains Sub-Adviser, and Sub-Adviser hereby accepts such engagement, to furnish certain investment advisory, research, advice, management, supervision and other related services with respect to the assets of the Fund allocated to the Sub-Adviser, as more fully set forth herein (the “Allocated Assets”).

  (a) Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board” or “Trustees”) and to the instructions and supervision of FAV, Sub-Adviser agrees to provide investment advisory, research, advice, management and supervision services and to furnish a continuous investment program for the Allocated Assets and perform such other functions of investment management and supervision as may be directed by the Board. The Sub-Adviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets, subject to such direction as the Board may provide.

  (b) The Sub-Adviser shall place all purchase and sale orders with respect to the Allocated Assets.

  (c) Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, Sub-Adviser shall report daily all transactions effected by Sub-Adviser on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

  (d) For the term of this Agreement, Sub-Adviser shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

  (e) The Sub-Adviser, at its expense, shall supply the Board, the officers of the Trust, and FAV with all information and reports reasonably required by them and reasonably available to the Sub-Adviser relating to the services provided by the Sub-Adviser hereunder.

  (f) In performing its services under this Agreement, Sub-Adviser shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FAV and disclosed to the Sub-Adviser, and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the applicable provisions of the United States Internal Revenue Code of 1986, as amended.

  (g) The Sub-Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Sub-Adviser believes are appropriate or desirable in performing its duties under this Agreement.

  (h) In carrying out its duties hereunder, Sub-Adviser shall comply with all reasonable instructions of FAV in connection with the Fund.

(i) FAV shall cause the Sub-Adviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund's affairs. FAV shall furnish the Sub-Adviser with such other documents and information with regard to Fund's affairs as the Sub-Adviser may from time to time reasonably request.

(j) Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Adviser who may also be a Board member, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of the Sub-Adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Fund’s and Sub-Adviser’s policies and procedures as presented to the Board from time to time.

 2. In performing the services described above, Sub-Adviser shall seek to obtain best execution, but shall have no obligation to seek the lowest commission cost to the Fund. Sub-Adviser may, to the extent authorized by law and in accordance with the terms of the Fund’s Investment Management Agreement, Prospectus and Statement of Additional Information and consistent with the Fund’s and Sub-Adviser’s policies and procedures, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services that such broker provides, viewed in terms of either the particular transaction or Sub-Adviser’s overall responsibilities with respect to accounts managed by Sub-Adviser. Sub-Adviser may use for the benefit of its other clients any such brokerage and research services that Sub-Adviser obtains from brokers or dealers. To the extent authorized by applicable law, Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

  (a) FAV shall pay to Sub-Adviser a monthly fee in U.S. dollars equal to 50% of the net investment advisory fee payable by the Fund to FAV (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by Sub-Adviser during the preceding month.

  For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to FAV shall equal (i) 96% of the total investment management fees payable to FAV, minus any Fund fees and/or expenses paid, waived or reimbursed by FAV, including as part of the Fund’s unitary management fee structure pursuant to the Investment Management Agreement, minus (ii) any fees payable by FAV to Franklin Templeton Services, LLC for fund administrative services.

  The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

  (b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

 3. It is understood that the services provided by Sub-Adviser are not to be deemed exclusive. FAV acknowledges that Sub-Adviser may have investment responsibilities, render investment advice to, or perform other investment advisory services for other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). FAV agrees that Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, Sub-Adviser may use information furnished by others to FAV and Sub-Adviser in providing services to such Clients.

 4. To the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund, the Sub-Adviser may, at its expense, delegate to any other one or more companies that the Sub-Adviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of the Sub-Adviser’s duties under this Agreement, provided in each case the Sub-Adviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Sub-Adviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with and meet all applicable requirements of the 1940 Act.

 5.  Sub-Adviser agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

 6. During the term of this Agreement, Sub-Adviser will pay all expenses in connection with the services to be provided by it under this Agreement. For the avoidance of doubt, those costs do not include brokerage, custodial, transfer agent, transaction, audit, accounting, legal and other costs incurred by the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities, including, without limitation, advisory fees, distribution fees, interest, taxes, governmental fees and other Fund related expenses.

 7. Sub-Adviser shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund. Notwithstanding the foregoing, the Sub-Adviser is authorized to give instructions with respect to the Allocated Assets to the custodian of the Fund and any sub-custodian or prime broker as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

 8. This Agreement shall become effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods not exceeding 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party in accordance with the 1940 Act and any rules, interpretations or orders thereunder, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trustees as a whole.

 9. (a) Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to FAV and Sub-Adviser, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by FAV or Sub-Adviser upon not less than sixty (60) days’ written notice to the other party.

  (b) This Agreement shall terminate automatically in the event of any assignment thereof, and in the event of any termination or assignment of the Investment Management Agreement between FAV and the Fund. (“Assignment” has the meaning set forth in the 1940 Act.)

 10. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or the performance of its duties hereunder on the part of Sub-Adviser, neither Sub-Adviser nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV, the Trust or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may arise out of any investment or that may be sustained in the purchase, holding or sale of any security or investment by the Fund.

  (b) Subject to paragraph 10(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by Sub-Adviser pursuant to authority delegated as described in Paragraph 1(a), Sub-Adviser shall indemnify FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) and hold them harmless from, against, for and in respect of all direct losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

  (c) No provision of this Agreement shall be construed to protect any director or officer of FAV or Sub-Adviser from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

 11. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. Sub-Adviser further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

 12. Upon termination of Sub-Adviser’s engagement under this Agreement or at the Fund’s direction, Sub-Adviser shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of Sub-Adviser and relate directly and exclusively to the performance by Sub-Adviser of its obligations under this Agreement; provided, however, that Sub-Adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case Sub-Adviser shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

Termination of this Agreement or Sub-Adviser’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

 13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

 14. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service, and shall be effective upon receipt. Notices and communications shall be given:

    (i) to FAV:

     One Franklin Parkway

     San Mateo, CA 94403-1906

    (ii) to Sub-Adviser:

     One Madison Avenue

Suite 1600

New York, NY 10010

 15. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

 16. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. Sub-Adviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholder, trustee, officer, employee or agent of the Trust.

 17. Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on January 27, 2026.

FRANKLIN ADVISERS, INC.

By: /s/ Thomas C. Merchant

Name: Thomas C. Merchant

Title: Chief Legal Officer

BSP NY LLC

By: /s/Brandon Chao

Name: Brandon Chao

Title: Managing Director